Exhibit 95.1

MINE SAFETY DISCLOSURES

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

Mine Safety Information

Whenever MSHA believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator must abate the alleged violation.  In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order to remove miners from the area of the mine affected by the condition until the alleged hazards are corrected.  When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay.  Citations and orders can be contested and appealed, and as part of that process, may be reduced in severity and amount, and are sometimes dismissed.  The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned.

Mine Safety Data

The following provides additional information about references used in the table below to describe the categories of violations, orders or citations issued by MSHA under the Mine Act:

· Section 104 S&S Citations:  Citations received from MSHA under section 104 of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard.
· Section 104(b) Orders:  Orders issued by MSHA under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA.  This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.
· Section 104(d) Citations and Orders:  Citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.
· Section 110(b)(2) Violations:  Flagrant violations issued by MSHA under section 110(b)(2) of the Mine Act.
· Section 107(a) Orders:  Orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an “imminent danger” (as defined by MSHA) existed.

The following table sets out information required by the Dodd-Frank Act for the three months ended June 30, 2017.  The mine data retrieval system maintained by MSHA may show information that is different than what is provided herein.  Any such difference may be attributed to the need to update that information on MSHA’s system and/or other factors.  The table also displays pending legal actions before the Federal Mine Safety and Health Review Commission (the “Commission”) that were initiated during the three months ended June 30, 2017 as well as total pending legal actions that were pending before the Commission as of June 30, 2017, which includes the legal proceedings before the Commission as well as all contests of citations and penalty assessments which are not before an administrative law judge.  Any such pending legal actions constitute challenges by us of citations issued by MSHA.

Mine or Operating Name and MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Independence Mine (#4703728)	—	—	—	—	—	$—	—	No	No	—	—	—
Arland Wet Plant (#4703662) (Midwest Frac)	—	—	—	—	—	$232	—	No	No	2	2	—
Thompson Hills (#4703718)	—	—	—	—	—	$—	—	No	No	—	—	—
Dry Plant (#4703620) (New Auburn)	—	—	—	—	—	$—	—	No	No	—	—	1
FLS Mine/Wet Plant (#4703670) (Barron/Clinton)	—	—	—	—	—	$—	—	No	No	—	—	—
Clinton Dry Plant (#4703671) (Barron/Clinton)	—	—	—	—	—	$—	—	No	No	—	—	5
Kosse Mine (#4104312)	4	—	—	—	—	$3,575	—	No	No	7	7	—
LP Mine Site and Wet Plant (#4703707)	—	—	—	—	—	$—	—	No	No	—	—	—
Arland Dry Plant (#4703720)	—	—	—	—	—	$—	—	No	No	—	—	—
Chippewa Sand (#4703607) (New Auburn)	—	—	—	—	—	$—	—	No	No	—	—	—
San Antonio (#4101126)	—	—	—	—	—	$232	—	No	No	2	2	—